Exhibit 99.1

Tumi Holdings Announces Financial Results for the First Quarter of 2012

South Plainfield, NJ – May 15, 2012 – Tumi Holdings, Inc. (NYSE: TUMI) today announced its financial results for the first quarter ended March 25, 2012.

For the first quarter of 2012:

•	Net sales increased 21.4% to $80.0 million from $65.9 million in the first quarter ended March 27, 2011.

•

Direct-to-Consumer North America comparable store sales (including e-commerce sales) increased 16.9%, following an increase of 22.7% in the first quarter of 2011. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 12.4%, following an increase of 21.5% in the first quarter of 2011.

•

Direct-to-Consumer International comparable store sales (including e-commerce sales) in U.S. dollars decreased 1.6%, compared with an increase of 21.4% in the first quarter of 2011. Excluding e-commerce sales, Direct-to-Consumer International comparable store sales in U.S. dollars decreased 4.8%, compared with an increase of 20.8% in the first quarter of 2011. In local currency, Direct-to-Consumer International comparable store sales (including e-commerce sales) increased 2.6%, compared with an increase of 23.3% in the first quarter of 2011. Excluding e-commerce sales, Direct-to-Consumer International comparable store sales in local currency decreased 0.7%, compared with an increase of 22.7% in the first quarter of 2011.

•	Gross profit increased by 22.3% to $45.4 million from $37.1 million in the first quarter of 2011. Gross margin was 56.7% compared with 56.3% in the first quarter of 2011.

•	Operating income increased 41.5% to $13.3 million, or 16.6% of net sales, compared with $9.4 million, or 14.2% of net sales, in the first quarter of 2011.

•	Net income was $2.9 million, or $0.06 per diluted share, compared with a net loss of $0.1 million, or less than $0.01 per diluted share, in the first quarter of 2011.

•

Net income before preferred dividend expense (non-cash), a non-GAAP financial measure, was $9.2 million, or $0.17 per diluted share, which excludes $6.3 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests. In the first quarter of 2011, net income before preferred dividend expense (non-cash) was $5.6 million, or $0.11 per diluted share, which excludes $5.7 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests.

•	Tumi opened 15 new stores since March 27, 2011, and closed 2 stores over that period. During the first quarter of 2012, Tumi opened 4 new stores and closed 2.

•	At March 25, 2012, Tumi operated 99 company-owned stores.

Jerome Griffith, Chief Executive Officer, President and Director, commented, “The strong start to 2012 builds on the positive momentum we have seen over the past two years as we execute on our strategic growth initiatives. Our recent results have been driven by our ability to successfully leverage Tumi’s iconic position in travel and business categories into the broader global premium lifestyle market. The combined performance of our core product lines and newer product extensions have fueled higher productivity in our retail and wholesale doors and helped to advance our growth into new markets. With just $330 million in annual sales in 2011 and 99 company-owned stores worldwide, we believe we have only just begun to harness the full potential of the brand. We enter the public company arena well positioned to capitalize on the many near- and long-term growth opportunities that lie ahead.”

Balance Sheet Highlights as of March 25, 2012:

Cash and cash equivalents were $30.5 million compared with $32.7 million as of December 31, 2011 and $15.4 million as of March 27, 2011. Inventories were $63.1 million compared with $60.5 million as of December 31, 2011. Inventories totaled $52.8 million as of March 27, 2011.

Outlook

For fiscal 2012, net sales are expected to be in the range of $385 million to $390 million. This estimate assumes a comparable store sales growth in the mid to high single digit range. Net income is expected to be in the range of $30 million to $32 million. Diluted earnings per share are expected to be in the range of $0.47 to $0.50 per diluted share. This estimate assumes weighted average diluted common shares outstanding of 63.3 million. Net income, excluding a $5.6 million ($3.4 million net of tax benefit) expense incurred in the second quarter of 2012 in respect of a one-time special bonus paid to the Company’s chief executive officer, president and director upon successful completion of the IPO and non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests of $7.9 million, and assuming a normalized tax rate of 39%, is expected to be in the range of $41 million to $43 million. On a diluted earnings per share basis, this represents a range of $0.64 to $0.67 per diluted share.

Capital expenditures for fiscal 2012 are expected to be in the range of $17.0 million to $20.0 million.

Conference Call Information

Tumi Holdings, Inc. will host a conference call to discuss first quarter results today, May 15, 2012, at 4:30 p.m. ET. The general public can access the call by dialing 1-888-396-2298 (domestic) or 1-617-847-8708 (international). The passcode is 88016867. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through May 23, 2012; to access the replay, dial 1-888-286-8010 for domestic callers or 1-617-801-6888 for international callers and enter access code 28774431. The webcast will be accessible on the website for approximately 90 days after the call.

About Tumi

Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in approximately 200 stores from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 70 countries.

Forward-Looking Statements

This release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi’s current views with respect to, among other things, future events and performance. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities, and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under “Risk Factors” in Tumi’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations:

ICR, Inc.

Jean Fontana/Brendon Frey

203-682-8200

jean.fontana@icrinc.com

Media Relations:

ICR, Inc.

Alecia Pulman

203-682-8224

alecia.pulman@icrinc.com

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended
	March 25, 2012	March 27, 2011
	(unaudited)

Net sales	$80,021	$65,917
Cost of sales	34,616	28,779

Gross margin	45,405	37,138
Operating expenses
Selling	4,988	4,322
Marketing	2,740	2,973
Retail operations	17,149	14,454
General and administrative	7,252	6,006

Total operating expenses	32,129	27,755

Operating income	13,276	9,383

Other (expenses) income
Interest expense	(517)	(781)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	(6,286)	(5,714)
Earnings from joint venture investment	264	27
Foreign exchange (losses) gains	(11)	366
Other non-operating income	172	14

Total other expenses	(6,378)	(6,088)

Income before income taxes	6,898	3,295
Provision for income taxes	4,001	3,378

Net income (loss)	$2,897	$(83)

Weighted average common shares outstanding:
Basic and diluted	52,536,224	52,536,224

Basic and diluted earnings (loss) per common share	$0.06	$(0.00)

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	At
	March 25,	December 31,
	2012	2011
	(unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,544	$32,735
Accounts receivable, less allowance for doubtful accounts of approximately $473 and $462 at March 25, 2012 and December 31, 2011, respectively	22,224	22,833
Other receivables	1,841	1,724
Inventories	63,061	60,456
Prepaid expenses and other current assets	3,744	3,056
Deferred offering costs	3,422	1,996
Deferred tax assets, current	2,218	2,218

Total current assets	127,054	125,018

Property, plant and equipment, net	36,799	36,500
Deferred tax asset, noncurrent	2,046	2,046
Joint venture investment	2,386	2,122
Goodwill	142,773	142,773
Intangible assets, net	131,151	131,219
Deferred financing costs, net of accumulated amortization of $2,633 and $2,539 at March 25, 2012 and December 31, 2011, respectively	826	920
Other assets	5,290	5,743

Total assets	$448,325	$446,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$23,982	$27,308
Accrued expenses	23,464	26,683
Current portion of long-term debt	16,000	12,000
Income taxes payable	2,800	4,324

Total current liabilities	66,246	70,315

Long-term debt	48,000	52,000
Other long-term liabilities	6,582	6,257
Mandatorily redeemable preferred stock and preferred equity interests	257,715	251,429
Deferred tax liabilities	47,623	47,623

Total liabilities	426,166	427,624

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 52,536,252 shares authorized and issued; 52,536,224 shares outstanding	525	525
Additional paid-in capital	48,968	48,968
Treasury stock, at cost	(174)	(174)
Accumulated deficit	(26,720)	(29,617)
Accumulated other comprehensive loss	(440)	(985)

Total stockholders’ equity	22,159	18,717

Total liabilities and stockholders’ equity	$448,325	$446,341

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Segment Results

(In thousands)

	Three Months Ended
	March 25,	March 27,
	2012	2011
	(unaudited)

Net sales
Direct-to-Consumer North America	$34,388	$26,126
Direct-to-Consumer International	3,229	3,383
Indirect-to-Consumer North America	17,056	16,733
Indirect-to-Consumer International	25,348	19,675

Consolidated total	$80,021	$65,917

Operating income
Direct-to-Consumer North America	$9,255	$6,445
Direct-to-Consumer International	(290)	120
Indirect-to-Consumer North America	6,492	6,051
Indirect-to-Consumer International	8,094	5,943
Non-Allocated Corporate Expenses	(10,275)	(9,176)

Total	$13,276	$9,383

TUMI HOLDINGS, INC., SUBSIDIARIES AND CONTROLLED AFFILIATE

Reconciliation of Net Income to Net Income (Loss)

Before Preferred Dividend Expense (Non-Cash)

(In millions)

	Q1 2012	Q1 2011

Net income (loss) [1]	2.9	(0.1)

Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	6.3	5.7

Net income (loss) before preferred dividend expense (non-cash) [1]	9.2	5.6

Notes

1	Tax of 30% on pretaxincome before dividend expense; 58% on pretax income after dividend expense

Non-GAAP Financial Measure

Net income before preferred dividend expense (non-cash) is a non-GAAP financial measure and is defined as net income plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests. Net income before preferred dividend expense (non-cash) is an important supplemental measure for Tumi’s internal reporting, including for its board of directors and management, and is a key measure used to evaluate profitability and operating performance. Net income before preferred dividend expense (non-cash) provides investors and other users of Tumi’s financial information, when viewed in conjunction with its condensed consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitates period-to-period comparisons of operating performance and facilitates comparisons with other companies. Tumi uses this metric in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on this measure as Tumi’s only measure of operating performance. Net income before preferred dividend expense (non-cash) should not be viewed as a substitute for net income.

Comparable Store Sales Growth

Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s annual reporting period. For example, a store opened in October 2010 will not impact the comparable store comparison until January 1, 2012.